Exhibit 99.1

Unique Fabricating, Inc. Reports Fourth Quarter and Full Year 2017 Financial Results

Auburn Hills, MI - March 8, 2018 -- Unique Fabricating, Inc. ("Unique” or the "Company”)(NYSE MKT: UFAB), which engineers and manufactures multi-material foam, rubber, and plastic components utilized in noise, vibration and harshness management and air/water sealing applications for the automotive and industrial appliance market, today announced its financial results for the fourth quarter and 12 months ended December 31, 2017.
Full Year 2017 Financial Highlights and Subsequent Events

•	Revenue of $175.3 million in the full year 2017, up 2.8% compared to $170.5 million in the full year 2016

•	Net income of $6.5 million, or $0.67 per basic and $0.66 per diluted share in the full year 2017, compared to $6.7 million, or $0.69 per basic and $0.68 per diluted share in the full year 2016

•	Income tax of $1.1 million in the full year 2017, net of $0.7 million primarily related to recent corporate tax reform, compared to $3.3 million in the full year 2016

•
Adjusted EBITDA of $18.0 million in the full year 2017, including $6.5 million for non-cash charges specifically related to depreciation and amortization and non-cash stock awards, compared to $19.0 million in the full year 2016, including $5.7 million for non-cash charges specifically related to depreciation and amortization and non-cash stock awards(1)

•	Adjusted diluted earnings per share of $0.69 in the full year 2017 versus $0.78 in the full year 2016(1)

•	Paid a quarterly cash dividend of $0.15 per share on March 7, 2018 for stockholders of record as of February 28, 2018

(1) For a reconciliation of GAAP to Non-GAAP results for Adjusted EBITDA and Adjusted diluted earnings per share please refer to the financial tables below.

“We executed well in the fourth quarter navigating industry production disruptions and reductions that began in the second half of 2017 as a result of a shift in automotive consumers’ buying preferences away from passenger cars,” commented John Weinhardt, Chief Executive Officer. “Our ability to adjust and shift capacity to align with our customers’ production activities was critical to our success and enabled us to sustain our gross margin, while quarterly revenues declined for the period on a year-over-year basis. Despite a 4.1% decline in automotive production for the full year, we are pleased that Unique's sales were up 2.8%, continuing our pattern of growth exceeding that of the automotive market. The fundamentals of our business remain strong, and we are encouraged by the slate of new program launches queued up for this spring and summer.”

“As we kick-off 2018, we remain focused on the successful launch of multiple new product programs that are under contract and are key drivers of growth in 2018 and beyond, while continuing to pursue additional applications, customers and opportunities for our products that will further expand our book of business,” Weinhardt added. “The strategic investments we are making in production to adjust capacity, streamline processes and improve quality are paying off and are positioning us for margin expansion and organic revenue growth in excess of the market in 2018.”

“Our outlook for 2018 is based on current industry forecasts for total production and a mix of vehicles that is weighted towards light trucks and SUVs,” continued Weinhardt. “We continue to monitor industry trends, however, based on our current book of business, we are confident in our ability to grow in excess of the market in 2018 and deliver programs that further elevate the comfort and driving experience of the vehicles to which we supply parts.”

Fourth Quarter Financial Summary

Total revenue for the quarter ended December 31, 2017 declined to $41.7 million, down 4.6%, or $2.0 million from $43.7 million during the same period last year. The decrease was primarily driven by a decline in North American auto production of 5% compared to the same quarter last year, partially offset by increased market penetration.

Gross profit for the quarter ended December 31, 2017 was $9.3 million, or 22.3% of total revenue, compared to $9.6 million, or 22.0% of total revenues, for the corresponding period last year. The increase in gross profit as a percentage of sales was primarily a result of favorable product mix.

Income tax benefit for the quarter ended December 31, 2017 was $0.7 million, compared to tax expense of $0.7 million, for the corresponding period last year. The fourth quarter of 2017 tax benefit was primarily driven by corporate tax reform that was signed into law in December 2017, and which resulted in a benefit of $0.6 million related to the re-measurement of net deferred tax liabilities using the new U.S. statutory tax rate of 21%, offset somewhat by a one-time charge for the foreign transition tax.

Net income for the quarter ended December 31, 2017 was $2.1 million, or $0.21 per basic and diluted share, compared to $1.7 million, or $0.18 per basic and $0.17 per diluted share, in the fourth quarter of 2016. The increase in net income was primarily due to tax reform benefits described above.

Adjusted EBITDA for the quarter ended December 31, 2017 was $4.0 million compared to $4.3 million in the fourth quarter of 2016. The decrease is primarily a result of lower sales described above. Please refer to the financial tables below for a reconciliation of GAAP to Non-GAAP results.

Adjusted diluted earnings per share for the quarter ended December 31, 2017 was $0.17 compared to $0.17 in the fourth quarter of 2016. Please refer to the financial tables below for a reconciliation of GAAP to Non-GAAP results.

Further non-cash purchase accounting impacts associated with the Company's acquisitions are detailed in the Purchase Accounting Impacts and Other Effects table below accompanying this release.

Year to Date Financial Summary

Total revenue for the full year 2017 increased to $175.3 million, up 2.8%, or $4.8 million from $170.5 million during the same period last year. The increase was driven by the acquisition of Intasco which closed on April 29, 2016, as well as from the introduction of new products and increased market penetration, offset by a 4% drop in overall North American auto production during 2017.

Gross profit for the full year 2017 was $40.1 million, or 22.9% of total revenue, compared to $39.5 million, or 23.2% of total revenues, for the corresponding period last year. The decrease in gross profit as a percentage of sales was primarily the result of manufacturing inefficiencies caused by excessive turnover at some plant locations earlier in the year and unfavorable product mix.

Net income for the full year 2017 was $6.5 million, or $0.67 per basic and $0.66 per diluted share, compared to $6.7 million, or $0.69 and $0.68 per basic and diluted share, respectively, in the comparable period last year.

Adjusted EBITDA for the full year 2017 was $18.0 million compared to $19.0 million in the same period last year. The decrease is primarily a result of higher SG&A costs in 2017 due to a full year of Intasco expenses, coupled with lower gross margins described above. Please refer to the financial tables below for a reconciliation of GAAP to Non-GAAP results.

Adjusted diluted earnings per share for the full year 2017 was $0.69 compared to $0.78 in the same period last year. The decrease is primarily a result of the increase in SG&A costs and the margin decrease described above. Please refer to the financial tables below for a reconciliation of GAAP to Non-GAAP results.

Further non-cash purchase accounting impacts associated with the Company's acquisitions are detailed in the Purchase Accounting Impacts and Other Effects table below accompanying this release.
Balance Sheet Summary
As of December 31, 2017 the Company had approximately $1.4 million in cash and cash equivalents, as compared to January 1, 2017 when the Company had $706,000 in cash and cash equivalents. Total debt outstanding as of December 31, 2017 was $53.6 million compared to $50.6 million as of January 1, 2017.

As of December 31, 2017, the Company had $7.2 million of available unused capacity, further subject to borrowing base restrictions and outstanding letters of credit, under its $30.0 million revolving credit facility.
2018 Outlook
For the full year 2018, Unique Fabricating is providing its outlook based on industry production forecasts of 17.4 million light vehicles manufactured for the year, based on independent industry research published in December, and the mix of production by light vehicle platform contained in such research.

Revenue	$181 million to $185 million
Adjusted diluted earnings per share	$0.82 to $0.86
Adjusted EBITDA	$20.0 million to $21.0 million
Dividend
Unique paid a cash dividend of $0.15 per share on March 7, 2018 to stockholders of record as of the close of business on February 28, 2018.
Quarterly Results Conference Call
Unique Fabricating will host a conference call and live webcast to discuss these results today at 9:00 a.m. Eastern Time. To access the call, please dial 1-877-705-6003 (toll-free) or 1-201-493-6725 and reference conference ID 13676699. The conference call will also be webcast live on the Investor Relations section of the company's website at http://uniquefab.investorroom.com

Following the conclusion of the live call, a replay of the webcast will be available on the Investor Relations section of the Company's website for at least 90 days. A telephonic replay of the conference call will also be available from 12:00PM ET on March 8, 2018 until 11:59PM ET on March 15, 2018 by dialing 1-844-512-2921 (United States) or 1-412-317-6671 (international) and using the pin number 13676699.
About Unique Fabricating, Inc.
Unique Fabricating, Inc. (NYSE MKT: UFAB) engineers and manufactures components for customers in the automotive and industrial appliance market. The Company’s solutions are comprised of multi-material foam, rubber, and plastic components and utilized in noise, vibration and harshness (NVH) management, acoustical management, water and air sealing, decorative and other functional applications. Unique leverages proprietary manufacturing processes including die cutting, thermoforming, compression molding, fusion molding, and reaction injection molding to manufacture a wide range of products including air management products, heating ventilating and air conditioning (HVAC), seals, fender stuffers, air ducts, acoustical insulation, door water shields, gas tank pads, light gaskets, topper pads, mirror gaskets and glove box liners. The Company is headquartered in Auburn Hills, Michigan. For more information, visit http://www.uniquefab.com/.
About Non-GAAP Financial Measures
We present Adjusted EBITDA and Adjusted Diluted Earnings Per Share in this press release to provide a supplemental measure of our operating performance. We define Adjusted EBITDA as earnings before interest expense, income tax expense, depreciation and amortization expense, non-cash stock award, non-recurring integration expense, non-recurring step-up of inventory basis to fair market value, transaction fees related to our acquisitions, restructuring expenses, one-time consulting and licensing ERP system implementation costs as we implement a new ERP system at all locations, and gains on the sale of a building we sold in 2016. We calculate Adjusted Diluted Earnings Per Share based upon earnings before non-cash stock awards, non-recurring expenses, transaction fees, and restructuring expenses, including the tax impact associated with these adjusting items. We believe that Adjusted EBITDA and Adjusted Diluted Earnings Per Share are useful performance measures used by us to facilitate a comparison of our operating performance and earnings on a consistent basis from period-to-period and to provide for a more complete understanding of factors and trends affecting our business than measures under generally accepted accounting principles in the United States of America (GAAP) can provide alone. Our board and management also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance and for evaluating on a quarterly and annual basis actual results against such expectations, and as a performance evaluation metric in determining achievement of certain compensation programs and plans for Company management. In addition, the financial covenants in our senior secured credit facility are based on Adjusted EBITDA, as presented in this press release, subject to dollar limitations on certain adjustments and certain other addbacks permitted by our senior secured credit facility. These non-GAAP financial measures may have limitations as analytical tools, and these measures should not be considered in isolation as a substitute for analysis of Unique Fabricating's results as reported under GAAP.
Safe Harbor Statement
Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. Forward-looking statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause the Company's or the Company's industry's actual results, levels of activity, performance or achievements including statements relating to the Company’s 2018 Outlook to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by this press release. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook,” and similar expressions are used to identify these forward looking statements. Such forward-looking statements include statements regarding, among other things, our expectations about revenue, Adjusted EBITDA, and adjusted diluted earnings per share. All such forward-looking statements are based on management’s present expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, those discussed in our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission and in particular the Section entitled “Risk Factors”, as well as any updates to those risk factors filed from time to time in our periodic and current reports filed with the Securities and Exchange Commission. All statements contained in this press release are made as of the date of this press release, and Unique Fabricating does not intend to update this information, unless required by law. Reference to the Company’s website above does not constitute incorporation of any of the information thereon into this press release.
Investor Contact:
Hayden IR
Brett Maas/Rob Fink
646-536-7331/646-415-8972
ufab@haydenir.com
Source: Unique Fabricating, Inc.

UNIQUE FABRICATING, INC.
Consolidated Statements of Operations

	Thirteen Weeks Ended December 31, 2017	Thirteen Weeks Ended January 1, 2017	Thirteen Weeks Ended January 3, 2016	Fifty-Two Weeks Ended December 31, 2017	Fifty-Two Weeks Ended January 1, 2017	Fifty-Two Weeks Ended January 3, 2016
	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$41,681,481	$43,678,664	$35,627,452	$175,287,982	$170,462,953	$143,309,634
Cost of sales	32,376,125	34,075,729	27,456,393	135,234,448	130,918,486	109,488,101
Gross profit	9,305,356	9,602,935	8,171,059	40,053,534	39,544,467	33,821,533
Selling, general, and administrative expenses	7,311,031	6,855,832	6,105,103	29,766,864	27,524,453	23,372,201
Restructuring expenses	—	—	374,230	—	35,054	374,230
Operating income	1,994,325	2,747,103	1,691,726	10,286,670	11,984,960	10,075,102
Non-operating income (expense)
Investment income	—	—	—	—	—	230
Other income, net	(4,943)	116,958	4,234	78,805	91,755	23,021
Interest expense	(656,848)	(395,733)	(317,988)	(2,745,904)	(2,134,976)	(2,755,091)
Total non-operating expense, net	(661,791)	(278,775)	(313,754)	(2,667,099)	(2,043,221)	(2,731,840)
Income – before income taxes	1,332,534	2,468,328	1,377,972	7,619,571	9,941,739	7,343,262
Income tax expense	(723,804)	737,230	372,761	1,132,880	3,257,619	2,314,324
Net income	$2,056,338	$1,731,098	$1,005,211	$6,486,691	$6,684,120	$5,028,938
Net income per share
Basic	$0.21	$0.18	$0.10	$0.67	$0.69	$0.62
Diluted	$0.21	$0.17	$0.10	$0.66	$0.68	$0.60
Cash dividends declared per share	$0.15	$0.15	$0.15	$0.60	$0.60	$0.30

UNIQUE FABRICATING, INC.
Consolidated Balance Sheets

	December 31, 2017	January 1, 2017
Assets
Current Assets
Cash and cash equivalents	$1,430,937	$705,535
Accounts receivable – net	27,203,296	26,887,945
Inventory – net	16,330,084	16,731,608
Prepaid expenses and other current assets:
Prepaid expenses and other	3,962,012	2,087,069
Refundable taxes	646,253	783,139
Total current assets	49,572,582	47,195,296
Property, Plant, and Equipment – Net	22,975,401	21,197,922
Goodwill	28,871,179	28,871,179
Intangible Assets	19,635,782	23,758,342
Other assets
Investments – at cost	1,054,120	1,054,120
Deposits and other assets	353,719	266,369
Deferred tax asset	342,552	193,577
Total assets	$122,805,335	$122,536,805
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$11,708,175	$13,451,816
Current maturities of long-term debt	3,799,998	2,405,446
Income taxes payable	348,910	610,825
Accrued compensation	2,840,559	2,734,155
Other accrued liabilities	1,027,489	1,065,740
Other liabilities	—	168,880
Total current liabilities	19,725,131	20,436,862
Long-term debt – net of current portion	27,288,846	28,029,041
Line of credit	22,476,525	20,176,058
Other long-term liabilities
Deferred tax liability	2,432,754	3,836,281
Total liabilities	71,923,256	72,478,242
Stockholders’ Equity
Common stock, $0.001 par value – 15,000,000 shares authorized and 9,757,563 and 9,719,772 issued and outstanding at December 31, 2017 and January 1, 2017, respectively	9,758	9,720
Additional paid-in-capital	45,712,568	45,525,237
Retained earnings	5,159,753	4,523,606
Total stockholders’ equity	50,882,079	50,058,563
Total liabilities and stockholders’ equity	$122,805,335	$122,536,805

UNIQUE FABRICATING, INC.
Consolidated Statements of Cash Flows

	Fifty-Two Weeks Ended December 31, 2017	Fifty-Two Weeks Ended January 1, 2017	Fifty-Two Weeks Ended January 3, 2016
Cash Flows from Operating Activities
Net income	$6,486,691	$6,684,120	$5,028,938
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,319,975	5,501,674	3,903,429
Amortization of debt issuance costs	148,948	127,556	269,629
Loss (gain) on sale of assets	63,013	(126,631)	48,135
Loss on extinguishment of debt	—	60,202	386,552
Bad debt adjustment	128,475	(274,364)	(36,811)
(Gain) loss on derivative instruments	(228,387)	22,193	(39,638)
Stock option expense	150,368	166,476	205,845
Deferred income taxes	(1,552,502)	(1,165,649)	(496,427)
Changes in operating assets and liabilities that provided (used) cash:
Accounts receivable	(443,826)	(3,987,313)	(694,902)
Inventory	401,524	339,784	(2,981,751)
Prepaid expenses and other assets	(1,765,990)	(1,291,654)	6,005
Accounts payable	(1,705,663)	1,329,599	(158,202)
Accrued and other liabilities	(193,762)	375,280	(359,982)
Net cash provided by operating activities	7,808,864	7,761,273	5,080,820
Cash Flows from Investing Activities
Purchases of property and equipment	(4,140,135)	(3,362,014)	(3,565,578)
Proceeds from sale of property and equipment	51,847	2,187,366	73,847
Acquisition of Intasco, net of cash acquired	—	(21,030,795)	—
Working capital adjustment from acquisition of Intasco	—	212,823	—
Acquisition of Great Lakes Foam Technologies, Inc., net of cash	—	—	(11,819,991)
Working capital adjustment from acquisition of Great Lakes Foam Technologies, Inc.	—	—	(127,401)
Net cash used in investing activities	(4,088,288)	(21,992,620)	(15,439,123)
Cash Flows from Financing Activities
Net change in bank overdraft	(37,978)	548,892	660,447
Proceeds from debt	—	32,000,000	—
Payments on term loans	(3,374,545)	(2,444,071)	(15,151,028)
Proceeds from revolving credit facilities, net	6,230,892	5,690,487	5,834,326
Debt issuance costs	—	(514,441)	—
Pay-off of old senior credit facility term debt	—	(15,375,000)	—
Post acquisition payments for Unique Fabricating	—	—	(755,018)
Proceeds from the issuance of common stock pursuant to initial public offering	—	—	25,673,750
Payment of initial public offering costs	—	—	(3,452,674)
Proceeds from exercise of stock options and warrants	37,001	115,975	397,071
Distribution of cash dividends	(5,850,544)	(5,811,858)	(2,877,717)
Net cash (used in) provided by financing activities	(2,995,174)	14,209,984	10,329,157
Net Decrease in Cash and Cash Equivalents	725,402	(21,363)	(29,146)
Cash and Cash Equivalents – Beginning of period	705,535	726,898	756,044
Cash and Cash Equivalents – End of period	$1,430,937	$705,535	$726,898

Supplemental Disclosure of Cash Flow Information – Cash paid for
Interest	$2,566,956	$1,552,619	$2,588,894
Income taxes	$2,231,901	$3,750,845	$2,619,977
Supplemental Disclosure of Cash Flow Information – Non cash investing and financing activities for
Common stock issued for purchase of Intasco USA, Inc.	$—	$890,726	$—
Accretion on redeemable common stock	$—	$—	$1,364,031

UNIQUE FABRICATING, INC.
Reconciliation of GAAP Net Income to Adjusted EBITDA

	Thirteen Weeks Ended December 31, 2017	Thirteen Weeks Ended January 1, 2017	Thirteen Weeks Ended January 3, 2016	Fifty-Two Weeks Ended December 31, 2017	Fifty-Two Weeks Ended January 1, 2017	Fifty-Two Weeks Ended January 3, 2016
GAAP Net income	$2,056,338	$1,731,098	$1,005,211	$6,486,691	$6,684,120	$5,028,938
Plus: Interest expense, net	656,848	395,733	317,988	2,745,904	2,134,796	2,755,091
Plus: Income tax expense	(723,804)	737,230	372,761	1,132,880	3,257,619	2,314,324
Plus: Depreciation and amortization	1,616,066	1,505,202	1,140,805	6,319,975	5,501,674	3,903,429
Plus: Non-cash stock award	35,122	39,743	45,081	150,368	166,476	205,845
Plus: Non-recurring integration expenses	126,811	68,257	54,686	157,604	173,170	86,873
Plus: Non-recurring step-up of inventory basis to fair market value	—	—	56,148	—	318,518	146,191
Plus: Non-recurring IPO costs	—	—	—	—	—	230,000
Plus: Transaction fees	—	8,118	129,535	23,235	866,806	545,384
Plus: Restructuring expenses	—	—	374,230	—	35,054	374,230
Plus: One-time consulting and licensing ERP system implementation costs	199,973	—	—	1,015,280	—	—
Less: Gain on sale of building	—	(147,414)	—		(147,414)	—
Adjusted EBITDA	$3,967,354	$4,337,967	$3,496,445	$18,031,937	$18,990,819	$15,590,305

UNIQUE FABRICATING, INC.
Reconciliation of GAAP Net Income to Adjusted Diluted Earnings Per Share

	Thirteen Weeks Ended December 31, 2017	Thirteen Weeks Ended January 1, 2017		Thirteen Weeks Ended January 3, 2016	Fifty-Two Weeks Ended December 31, 2017	Fifty-Two Weeks Ended January 1, 2017	Fifty-Two Weeks Ended January 3, 2016
GAAP Net income	$2,056,338	$1,731,098		$1,005,211	$6,486,691	$6,684,120	$5,028,938
Plus: Non-cash stock award	35,122	39,743		45,081	150,368	166,476	205,845
Plus: Non-recurring integration expenses	126,811	68,257		54,686	157,604	173,170	86,873
Plus: Non-recurring step-up of inventory basis to fair market value	—	—	—	56,148	—	318,518	146,191
Plus: Non-recurring IPO costs		—		—	—	—	230,000
Plus: Transaction fees	—	8,118		129,535	23,235	866,806	545,384
Plus: Debt extinguishment costs	—	—		—	—	60,202	386,552
Plus: Restructuring expenses	—	—		374,230	—	35,054	374,230
Plus: One-time consulting and licensing ERP system implementation costs	199,973	—		—	1,015,280	—	—
Less: One-time tax related adjustments	(720,400)	—		—	(720,400)	—	—
Less: Gain on sale of building	—	(147,414)		—	—	(147,414)	—
Less: Tax impact	9,410	9,411		(178,450)	(281,356)	(428,091)	(622,465)
Adjusted Net income	$1,707,254	$1,709,213		$1,486,441	$6,831,422	$7,728,841	$6,381,548

Diluted weighted average shares outstanding	9,888,059	9,927,716		9,822,053	9,899,418	9,896,283	8,426,937
Net income per share
Diluted - GAAP	$0.21	$0.17		$0.10	$0.66	$0.68	$0.60
Diluted - Adjusted	$0.17	$0.17		$0.15	$0.69	$0.78	$0.76

UNIQUE FABRICATING, INC.
Purchase Accounting Impacts and Other Effects

	Thirteen Weeks Ended December 31, 2017	Thirteen Weeks Ended January 1, 2017	Thirteen Weeks Ended January 3, 2016	Fifty-Two Weeks Ended December 31, 2017	Fifty-Two Weeks Ended January 1, 2017	Fifty-Two Weeks Ended January 3, 2016
Non-cash purchase accounting impacts
Customer relationships amortization	$837,520	$837,523	$605,144	$3,348,091	$3,045,746	$2,067,981
Trade name amortization	72,926	72,926	55,664	291,705	269,130	222,655
Non-compete amortization	44,162	44,162	81,332	176,648	176,648	233,617
Unpatented technology	76,529	76,529	—	306,116	206,040	—
Less: Tax impact	473,831	(303,881)	(200,756)	(422,170)	(1,165,626)	(777,589)
Net income effect	$1,504,968	$727,259	$541,384	$3,700,390	$2,531,938	$1,746,664

Net income per share impact
GAAP - Basic	$0.15	$0.07	$0.06	$0.38	$0.26	$0.21
GAAP - Diluted	$0.15	$0.07	$0.06	$0.37	$0.26	$0.21